Exhibit 10.6

POLICY ADMINISTRATION SERVICES AGREEMENT

BETWEEN

Homeowners Choice Managers, Inc.

and

TypTap Management Company

This Policy Administration Services Agreement (“Agreement”) is effective as of the 1st day of January, 2025 (“Effective Date”) by and between TypTap Management Company d/b/a TypTap Insurance Agency (“TypTap”) a Florida corporation with principal operating offices at 1000 Century Park Drive, Tampa, Florida 33607, and Homeowners Choice Managers, Inc. (“HCM”) a Florida corporation with principal operating offices at 3802 Coconut Palm Drive, Tampa, Florida 33619.

BACKGROUND STATEMENT

HCM is the managing general agent for Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCI”). TypTap is an insurance agency. By this Agreement, HCM intends to receive and TypTap intends to provide certain policy administration services for which HCM has ultimate responsibility to the customers of its insurance business. HCM is not seeking, and TypTap expressly does not act as, a sub-managing general agent of HCM.

In reliance upon the foregoing background statement, HCM and TypTap agree to the following terms and conditions.

ARTICLE I—TERM

1.1	The term of this Agreement shall commence on the Effective Date and will continue indefinitely until terminated pursuant to the provisions of this Agreement.

ARTICLE II—DUTIES OF TYPTAP

2.1	TypTap will provide the Services enumerated in the attached Exhibit I. HCM will use its best efforts to provide TypTap as soon as possible the rates, filings forms, artwork, guidelines, procedures, manuals, information and specifications as may be required to perform the Services.

2.2	TypTap will maintain complete, accurate and orderly files, records and accounts of all transactions in accordance with generally accepted insurance and accounting practices. TypTap will provide HCM with a copy of all the HCM data on a monthly basis. Such data shall be made available within ten business days from the end of each calendar month during the term hereof.

2.3	TypTap will maintain electronic or paper copies of all policies and applications and correspondence related to the policies. These copies will not be destroyed without the written permission of HCM for a period of not less than five years from the termination date of such policies or the period specified by the applicable state statute regulating the preservation of records, whichever is longer unless such records are returned to HCM. HCM will have access to all accounts and records related to HCM policies, applications and correspondence.

2.4	TypTap agrees that HCM, being at risk and having ultimate responsibility for the policies to be administered by TypTap, shall at all times have ultimate discretion with respect to all matters pertaining to the policies, including the ability to suspend underwriting authority of TypTap at any time during this Agreement.

2.5	TypTap does not assume responsibility for notification to any excess or quota share reinsurance carrier, however reports will be provided as required by HCM under the terms of this agreement. TypTap may not bind reinsurance or retrocession on behalf of any entity.

2.6	TypTap shall at all times use qualified personnel in providing policyholder service including appropriately licensed personnel where required by the laws or the regulations of the Insurance Department of any state authorized in this Agreement.

2.7	TypTap shall maintain a refund account as designated by HCM. HCM shall be entitled to sign and access funds in these accounts without the signature of TypTap.

ARTICLE III—DUTIES OF HCM

3.1	HCM will provide agents and producers with such training as may be required for the routine conduction of business. HCM will respond with remedial training, rehabilitation and/or termination of agents or producers as may be appropriate when their failure to follow standard and/or ethical practices results in substantially higher than average servicing costs to TypTap.

3.2	HCM will provide to TypTap access to HCM’s policy administration system on a 24 hours a day, seven days a week basis in order to allow TypTap to utilize and enter the policy data into that system in a timely manner.

3.3	HCM will provide TypTap with rates, filings, forms, artwork, guidelines, procedures, manuals, information and specifications as may be required to perform the services defined in Exhibit I attached hereto. This will include HCM’s banking institution and account numbers, corporate and subsidiary logos, form letter text, brochures and other material needed to perform the services.

3.4	HCM will appoint a Project Manager as its primary contact for TypTap with sufficient authority to make such decisions as are required to facilitate the services to be performed.

ARTICLE IV—AUDIT PROVISIONS

4.1	TypTap shall maintain records of amounts billable to and payments made on behalf of HCM. In addition TypTap shall maintain records of the data utilized to perform the services defined in Exhibit I of the Agreement until five years following the termination date of the applicable policies or the period specified by the applicable state statute unless such records are returned to HCM.

4.2	HCM and an auditor selected by HCM shall have access to all such records within three business days for the purposes of audit and verification during normal business hours during the full term of this Agreement and during the respective periods in which TypTap is required to maintain such records. TypTap shall provide immediate business day access to its books, records and bank accounts to the insurance department of any state, which governs business serviced under this Agreement in a form required by and usable by that Department.

4.3	TypTap agrees to provide reasonable supporting documentation concerning any disputed invoice amount to HCM within 5 days after HCM provides written notification of the dispute to TypTap.

4.4	TypTap will provide HCM with access to all underwriting, billing and rating information (whether in paper or electronic format) as it shall require for the conduction of routine quality control reviews at any time during ordinary business hours and upon reasonable notice. TypTap shall cooperate with HCM or anyone authorized by HCM in conducting such audits and reviews. It is expressly understood and agreed that this right includes without limitation the right to audit Premium Refund account records and all accounting records affecting HCM programs.

4.5	If the audit or review is conducted at TypTap offices, a minimum of one (1) desktop personal computer(s), with Internet access, Word and Excel capabilities, shall be made available to the HCM representative.

4.6	HCM representatives shall have electronic access via the Internet at all times to all files and documents pertaining to HCM business. This access shall be password protected, but will allow properly authorized HCM representatives to conduct audits and reviews from HCM offices on the same basis as if they were on-site at TypTap offices. TypTap may not alter the password without concurrence of HCM.

4.7	Non-Performance by TypTap:

a.	Should TypTap fail to effectively provide the Services as described in Exhibit I or other provisions as outlined in this Agreement, HCM shall send a written notice to TypTap, which will delineate the specifics of such unsatisfactory performance. TypTap will have fifteen (15) calendar days, or other reasonable amount of time as may be mutually agreed upon by TypTap and HCM, to correct the unsatisfactory performance.

b.	There will be no penalties if the unsatisfactory performance is corrected within the agreed amount of time as set forth in 4.7.a. However, if HCM determines that service has not been restored to a satisfactory level within the agreed amount of time as set forth in 4.7.a., HCM shall have the option of assessing a penalty as described in subpart c., below.

c.	A penalty of 10% of the monthly fee due to TypTap will be assessed for the second 15-days of continued unsatisfactory performance, and 15% for any additional 15-day periods of unsatisfactory performance. This penalty shall continue to be deducted from the monthly payment for the period of time of such non-compliance, as determined solely by HCM.

ARTICLE V: TRADE SECRET AND PROPRIETARY RIGHTS

5.1	Although TypTap may use computer software in the performance of the Services listed in Exhibit I, this Agreement does not grant any interest to TypTap in any policy data of HCM or HCPCI.

5.2	TypTap promises and agrees not to disclose or otherwise make available the policy data or the computer software programs performing all or part of the Service to any person other than employees of TypTap required to have normal use of them. TypTap agrees to obligate each such employee to a level of care sufficient to protect the computer software programs from unauthorized disclosure.

5.3	TypTap will not use any trademark, servicemark, tradename, brand name, logo, insignia, symbol, copyright or similar intellectual property of HCM or its affiliated company Homeowners Choice Property & Casualty Insurance Company, Inc. (collectively the “Marks”) in any manner whatsoever (including on a Web site, stationery or business card) without HCM’s prior written approval. TypTap will not use or attempt to register any trademark, servicemark, tradename, brand name, logo, insignia, symbol or indicia similar to any of the Marks. HCM hereby grants to TypTap a royalty-free, worldwide, non-exclusive, non-transferable, non-sublicensable license to use the Marks solely as approved or authorized by HCM and solely for the purposes of this Agreement. HCM may confirm the accuracy and appropriateness of the TypTap’s use of the Marks anytime and may demand changes to such use anytime. TypTap will promptly comply with all such demands and cause TypTap’s agents, representatives, employees, independent sales contractors, affiliates and other assistants promptly to comply with such demands. This license will terminate upon the expiration or termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any approval or authorization (existing now or in the future), the Marks are and will remain solely and exclusively the property of HCM or its affiliated company Homeowners Choice Property & Casualty Insurance Company, Inc., each in its sole discretion. Except for the limited license granted by this section, nothing in this Agreement confers or will confer upon TypTap any right, title or interest in the Marks. TypTap will not by virtue of this Agreement or any activities under this Agreement acquire any right, title, interest or license in the Marks or any goodwill or other intellectual property of HCM or its affiliated company Homeowners Choice Property & Casualty Insurance Company, Inc.

ARTICLE VI—CONFIDENTIALITY

6.1	TypTap agrees that the data and other information collected or computer generated as a result of this Agreement is the proprietary information of HCM. Such proprietary information, including but not limited to, policy information, agency information, performance files, rate filings and manuals, website content and art whether copyrighted or not, or, any other and all data gathered as a result of the performance of the duties of this Agreement, represents independent and/or unique efforts created by HCM, its staff or independent contractors acting on its behalf.

6.2	Such property to which paragraph 6.1 above refers is considered the “Intellectual Property” of HCM, and shall not be disclosed by TypTap, its representatives, agents and vendors, to any other party or otherwise used in any manner without the expressed written consent of HCM, and may only be used in performing the services called for in this Agreement, whether such information is considered “public information” or not.

6.3	TypTap shall at all times conduct business in accordance with the Gramm-Leach-Bliley Privacy Act.

6.4	The provisions of Article VI shall expire twenty-four (24) months after all HCM business has ceased to be processed by TypTap.

ARTICLE VII—TERMINATION PROVISIONS

7.1	Either party may terminate this Agreement by providing the other party at least 180 days prior notice of termination. If necessary to facilitate transfer to another servicing firm, the contract may upon mutual agreement of the parties be continued under current terms for up to 180 days after the termination of this Agreement.

7.2	Either party may terminate this Agreement upon breach by the other party of any one or more of the terms and conditions of this Agreement provided that the party in breach is notified in writing by the other party of the breach and the breach is not cured or a satisfactory resolution agreed upon in writing within 30 days of such written notification, or if such breach is non-monetary and is of such a nature that it cannot reasonably be cured within such notice period, if the breaching party has not within such time commenced to cure same and does not diligently continue to and actually cure same within a reasonable period thereafter.

7.3	In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws or if a petition in bankruptcy is filed against either party and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any part of the property and assets of either party the other party may terminate the Agreement immediately or either party has a judgment rendered against it and said judgment is recorded and not paid within 90 days.

7.4	Rights Upon Termination of this Agreement:

a.	The obligations of TypTap and HCM up to the date of termination shall be discharged promptly.

b.	TypTap shall promptly return to HCM any policies, forms or supplies imprinted with the name or logo of HCM or Homeowners Choice Property & Casualty Insurance Company, Inc. regardless of who incurred the cost for same.

c.	TypTap shall upon request promptly provide HCM without charge, with an electronic copy of all data files (the “Data”) in a format acceptable to HCM.

d.	Any and all “Intellectual Property” of HCM will be returned or, at the election of HCM, destroyed with no retention of copies within the TypTap organization other than required by federal state or local law or regulation.

e.	TypTap shall continue to service until expiration of those policies for which it has received a payment under this agreement, or until such time before the expiration date of said policies, that HCM releases TypTap from obligations under this clause.

ARTICLE VIII—LIMITATIONS OF LIABILITY AND REMEDIES

8.1	If data is processed in error due to an error or defects in the services provided by TypTap, then upon TypTap receiving notice of such error or defect, TypTap shall reprocess such data without charge to HCM. This provision includes errors to single or multiple policies affected by such errors.

8.2	TypTap shall indemnify, protect, defend and hold HCM, its officers, directors, shareholders and employees harmless from and against any and all losses, damages, liabilities, fines, settlements, penalties and judgments (including reasonable costs and attorney’s fees) (herein “Damages”) arising out of or resulting from the negligent, willful or intentional acts of TypTap performed in connection with this Agreement or arising from a breach of this Agreement by TypTap.

8.3	HCM shall indemnify, protect, defend and hold TypTap, its officers, directors, shareholders and employees harmless from and against any and all losses, damages, liabilities, fines, settlements, penalties and judgments (including reasonable costs and attorney’s fees) (herein “Damages”) arising out of or resulting from the negligent, willful or intentional acts of HCM performed in connection with this Agreement or arising from a breach of this Agreement by HCM.

ARTICLE IX—GENERAL

9.1	The parties shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of services resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control of the parties.

9.2	All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent by certified mail, return receipt requested to the address set forth herein or to such other address as the parties may from time to time designate in writing for such purposes. Notices shall be deemed to have been given at the time when personally delivered or mailed in a certified postage-paid envelope, upon the fifth day after the day such notice shall be postmarked. All notices to either party shall be addressed to the respective presidents of each firm.

9.3	The parties covenant and promise not to disclose the terms and conditions of this Agreement to any third party unless expressly agreed to by the parties or as required by law. Notwithstanding the forgoing, the parties agree that disclosure may be made to any auditors or regulators on a need-to-know only basis without prior consent.

9.4	This Agreement and any exhibits attached hereto: (a) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representations, negotiations, correspondence, writings and other agreements and together state the entire understanding and Agreement between HCM and TypTap with respect to the Services described; (b) may be amended or modified only in a written instrument agreed to and signed by TypTap and HCM; and (c) shall be deemed to have been entered into and executed in the State of Florida and shall be construed, performed and enforced in all respects in accordance with the laws of that state. For purposes of venue, this Agreement is performable in a mutually agreed upon county in the State of Florida.

9.5	Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

9.6	The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

9.7	Wherever the singular of any term in used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

9.8	The parties shall not assign this Agreement or any of its rights hereunder without the prior written consent of the other party except that HCM may assign this Agreement in the event of the sale of all or substantially all of its assets.

9.9	If any provision of this Agreement or any exhibit hereto or the application thereof to any party or circumstances shall to any extent, now or hereafter, be or become invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.10	In the event of any action between HCM and TypTap seeking enforcement of any of the terms and conditions of this Agreement the prevailing party in such action shall be awarded its reasonable costs and expenses including its court costs and reasonable attorney’s fees.

9.11	The parties hereto are individual contractors independent of one another, and they should not in any instance be construed as partners or joint venturers. Furthermore, the parties acknowledge that TypTap is not acting as a sub-managing general agent and that HCM is not assigning its managing general agent responsibilities to TypTap.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Homeowners Choice Managers, Inc.		TypTap Management Company
3802 Coconut Palm Drive, Tampa, FL 33619		1000 Century Park Drive, Tampa, FL 33607

By:	/s/ Karin Coleman	By:	/s/ Kevin Mitchell
	Karin Coleman, President		Kevin Mitchell, President

Dated: January 1, 2025		Dated: January 1, 2025

EXHIBIT I—SERVICES

TypTap Management Company (TypTap) will provide the services and policy administration (herein called “Services”) defined below at the direction and guidance of Homeowners Choice Managers, Inc. (HCM) for the lines and states described in Exhibit II. Such services shall include but are not limited to the following:

1.	TypTap will provide all services needed to support the acquisition and management of all HCM policies.

2.	TypTap will select business within the underwriting guidelines and other authorities presented to it by HCM and will either decline, negotiate to acceptability or refer to HCM risks which fall outside this scope of authority at the direction of HCM underwriting management.

3.	TypTap will support the rating programs agreed to by TypTap and HCM.

4.	TypTap will issue HCM policies and policy change endorsements, process renewals, cancellations and reinstatements. TypTap will use such non-renewal or cancellation wording and format as filed by HCM and/or required by statute.

6.	Invoices will be processed for premiums due or returned for all policy transactions. Refund checks will be issued for return premiums from a refund account.

7.	TypTap will assist HCM with selection and onboarding of insurance agents and producers. Notwithstanding the foregoing, any and all agreements with such agents and producers will be made directly between HCM and such agent or producer.

8.	Inquiries from agents, policyholders and other relevant third parties (mortgagees) will be handled by TypTap on behalf of HCM. TypTap will hire, train, license and manage such producers, customer service representatives, underwriters and other staff required to conduct the services provided by this Agreement.

9.	TypTap will provide Data Processing support for policy processing to include data entry, editing, rule based system underwriting, interface with data vendors, rating, coding, statistical and management reporting, accounting and maintenance of policy records.

10.	TypTap will handle mailings of all necessary policy documents to relevant parties.

11.	Policy billing will be handled through direct bill to the party responsible for payment and TypTap will provide copy of policy bill to the responsible agent.

a.	Provisions will be made for payment via major credit cards or direct electronic funds transfer. Installment plans as defined by HCM will be supported.

b.	Renewal billing rules will prevent earned exposure on non-payment transactions.

c.	Non-pay cancellations will be processed on an equity date basis.

d.	TypTap shall be responsible for all billings, accounting of same, including all premiums, fees, and installments. TypTap shall indemnify HCM for any loss of collection of these revenue items if the amounts not collected are due to error on the part of TypTap, and HCM does not otherwise waive in writing the provisions of this paragraph.

12.	TypTap shall deposit all funds received on behalf of HCM to accounts designated by HCM.

13.	Customer Service and Loss Reporting: Phone access on a toll-free basis will be provided to agents, policyholders and other relevant parties.

UNDERWRITING AUTHORITY

1.	Forms

Full authority for all filed forms, endorsements and programs. No authority for man scripting endorsements without prior approval of HCM.

2.	Limits

Full authority for all limits as published in HCM’s program manuals and underwriting guidelines.

3.	Policy Term

No policy may be written for a period of greater than twelve (12) months.

4.	Rates

As approved by the insurance regulatory authorities in each state identified in Exhibit II.

5.	Programs

All HCM program manuals and underwriting guidelines shall be strictly adhered to. Any deviation from HCM’s manuals and guidelines is prohibited without prior approval of HCM.

6.	Insurance Department Complaints or Inquiries

a.	Copies of any formal Insurance Department Complaint or Inquiry will be sent to HCM within twenty-four (24) business hours of receipt. Where related to services defined in this Agreement, a draft response to the Complaint or Inquiry will be sent to HCM for approval within seventy-two (72) business hours of the receipt of the Complaint or Inquiry. For matters not related to services provided under this Agreement, HCM will respond to the Department of Insurance directly.

b.	TypTap shall maintain a Complaint Log in the format specified by HCM.

7.	Market Conduct Examinations

While HCM will have primary responsibility for Market Conduct Examinations, TypTap will assist with collection of data and coordinating Market Conduct Examinations.

EXHIBIT II—STATES AND LINES OF BUSINESS

This Agreement applies to business written in all jurisdictions and for all lines of business for which HCPCI and HCM are licensed (the “Authorized Territories”), and for all lines of business for which HCPCI and HCM are licensed in each Authorized Territory.

EXHIBIT III—PRICE AND PAYMENT

HCM agrees to pay the following applicable services/rates, payable on a monthly basis as follows:

1.	To TypTap, 8.5% of HCPCI’s Total Written Annual Premium as commission for its services under this Agreement as well as $25 per policy issued by TypTap on HCPCI’s behalf. This commission will be refunded on a pro-rata basis for cancelled policies. No fees shall be charged for non-paid renewals. TypTap will provide HCM with a detailed invoice listing of all billed policies on a monthly basis. TypTap may waive any compensation, reimbursements, fees or other amounts due from HCM anytime, in its sole discretion, by written notice to HCM.

2.	To various vendors: charges incurred by TypTap to secure underwriting information according to HCM guidelines from independent vendors including but not limited to, costs of credit reports, prior loss history reports, physical property inspections, DMV reports.

3.	HCM is responsible for the costs of public information, sales support and other information and delivery to TypTap. TypTap is responsible for the costs of distribution of these products and marketing materials.

4.	Service and other fees will be due and payable within 15 days after the receipt of invoice from TypTap.

5.	HCM agrees that TypTap will have the right to renegotiate license fees in the event of statutory, regulatory or judicial changes that require additional activities not contemplated at the inception of this Agreement, and that the overall pricing may be renegotiated every third year of this Agreement.

6.	TypTap agrees that it is NOT responsible for:

a.	Premium Taxes

b.	Agency Licensing Fee

c.	Agent Commissions

d.	Involuntary Market Assessments

e.	Costs charged by insurance departments in connection with market conduct examinations.

f.	Assessments by boards and bureaus.

g.	Charges incurred with banks and/or other vendors for the processing of credit card payments (credit card service charges and EFT payments), if applicable.

7.	The amounts payable in this Agreement may increase or decrease as agreed to by the parties if changes in the Services mutually agreed to in writing by the parties substantially alter the servicing personnel, equipment, or software applicable hereunder.